UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 8, 2006

Date of Report (Date of earliest event reported)

REALTY INCOME CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

220 West Crest Street
Escondido, California 92025-1707

(Address of principal executive offices) (Zip Code)

(760) 741-2111

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

On September 8, 2006, Realty Income Corporation (the “Company”) entered into a purchase agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Raymond James & Associates, Inc. and Wachovia Capital Markets, LLC, as the representatives of the underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell 4,100,000 shares of the Company’s common stock, par value $1.00 per share, plus up to an additional 615,000 shares of the Company’s common stock, par value $1.00 per share, if the Underwriters exercise their overallotment option in full. Upon the closing of this offering, based on shares outstanding as of September 7, 2006, the number of shares of common stock outstanding will increase to 93,230,436 shares, excluding the shares of common stock issuable upon exercise of the Underwriters’ over-allotment option.  The additional shares have been initially priced at $24.32 per share. The Company intends to use the net proceeds from the offering (approximately $94.8 million, or approximately $109.0 million if the Underwriters’ overallotment option is exercised in full, in each case, after deducting the discount to the Underwriters but before estimated expenses payable by the Company) for general corporate purposes, which the Company expects will include funding a portion of the purchase price of the Buffets/Ryan’s properties it intends to purchase and repayment of borrowings under its $300 million acquisition credit facility.

Item 9.01                                             Financial Statements and Exhibits.

(d)           Exhibits.

1.1           Purchase Agreement, dated September 8, 2006, between the Underwriters and the Company.

5.1           Opinion of Venable LLP.

23.1         Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALTY INCOME CORPORATION

Date: September 13, 2006	By:	/s/ Michael R. Pfeiffer
		Name:	Michael R. Pfeiffer
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description
1.1	Purchase Agreement, dated September 8, 2006, between the Underwriters and the Company.
5.1	Opinion of Venable LLP.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).